S&P GLOBAL REPORTS
SECOND QUARTER RESULTS

Revenue Increased 2%, Reflects 2016 Divestitures and Acquisitions

Organic Revenue Increased 10%

Diluted EPS Increased 13% to $1.62

Adjusted Diluted EPS Increased 19% to $1.72

Operating Profit Margin Increased 80 Basis Points to 45%

Adjusted Operating Profit Margin Increased 330 Basis Points to 47%

New York, NY, July 27, 2017 – S&P Global (NYSE: SPGI) today reported second quarter 2017 results with revenue of $1,509 million, an increase of 2% compared to the same period last year. On an organic basis, second quarter revenue increased 10% with strong growth in every business segment.

Net income increased 10% to $421 million and diluted earnings per share grew 13% to $1.62. Adjusted net income increased 16% to $446 million and adjusted diluted earnings per share increased 19% to $1.72. The adjustments in the second quarter of 2017 were primarily for deal-related amortization, restructuring and an asset write-off.

“All of our business segments contributed solid organic revenue and operating profit growth during the quarter. In particular, S&P Dow Jones Indices growth was outstanding, benefiting from record inflows into passive investments,” said Douglas L. Peterson, President and Chief Executive Officer of S&P Global. “While SPDJI delivered the best top-line growth, the Market and Commodities Intelligence segment delivered the greatest adjusted margin improvement as Market Intelligence continues to successfully deliver synergies from the SNL acquisition.”

Margin Improvement: The Company’s operating profit margin improved by 80 basis points to 45% and the adjusted operating profit margin improved by 330 basis points to 47%. This improvement was due to the sale of lower margin businesses, strong organic revenue growth, and productivity initiatives.

Return of Capital: During the second quarter, the Company returned $251 million to shareholders through a combination of $106 million in dividends and $145 million in share repurchases for 1.1 million shares.

The Company has authorization from the Board of Directors to repurchase up to an additional 23.2 million shares. In the next few days, the Company intends to launch an accelerated share repurchase (ASR) agreement to repurchase $500 million of its outstanding common stock. The final settlement of the transaction under the ASR agreement is expected to be completed no later than October 31, 2017. The ASR would be part of the Company’s existing share repurchase program.

Ratings: Facing the most difficult quarterly comparison over the prior year, revenue increased 10% to $747 million in the second quarter. Transaction revenue increased 15% to $394 million primarily from corporate bonds, bank loans, and structured products. Non-transaction revenue increased 4% to $353 million due to higher surveillance fees, entity fees, intersegment royalties from Market Intelligence, and CRISIL.

U.S. revenue increased 9% and international revenue, led by gains in EMEA and Canada, increased 11%. International revenue represented 42% of second quarter revenue. Almost every major ratings sector delivered revenue growth with the largest gains in corporate bonds and structured products.

Operating profit increased by $1 million to $397 million. The operating profit margin declined 490 basis points to 53% compared to the second quarter of 2016 that primarily benefited from insurance recoveries. Adjusted operating profit increased 8% to $398 million. The adjusted operating profit margin declined 80 basis points to 53%.

Market and Commodities Intelligence: Revenue decreased 10% to $606 million in the second quarter of 2017 due to the divestitures of J.D. Power, the SPSE/CMA pricing businesses, and Equity and Fund Research in the fall of 2016 and QuantHouse earlier this year. Excluding revenue from these divestitures and the recent acquisitions of PIRA and RigData, organic revenue grew 8%. Quarterly operating profit increased 3% to $191 million and the operating profit margin improved 390 basis points to 32%. Adjusted operating profit increased 5% to $227 million despite the loss of earnings from the divested businesses. Adjusted operating profit margin increased 530 basis points to 37% primarily due to divestments of lower margin businesses, strong organic revenue growth, and SNL integration synergies.

Market Intelligence revenue decreased 1% to $414 million due to divestitures. Excluding these divestitures, organic revenue increased 9% with solid gains in Desktop, Risk Services, and Enterprise Solutions.

Platts revenue increased 10% to $192 million aided by the acquisitions of PIRA and RigData. Excluding these acquisitions, Platts revenue grew 4% due to modest growth in subscriptions that was bolstered by strong growth in Global Trading Services.

S&P Dow Jones Indices: S&P Dow Jones Indices LLC is a majority owned subsidiary. The consolidated results are included in S&P Global’s income statement and the portion related to the 27% noncontrolling interest is removed in net income attributable to noncontrolling interests.

Across the industry, investment in passive funds continues to set new records with year-to-date inflows for exchange-traded products reaching $337 billion, almost triple the inflows in the first half of last year. This trend further strengthened SPDJI results.

Revenue increased 20% to $184 million in the second quarter of 2017 compared to the same period last year primarily due to a 24% increase in asset-linked fees. Revenue from ETFs is the largest component of asset-linked fees and average ETF AUM associated with the Company’s indices increased 34%.

Quarter ending ETF AUM associated with our indices reached a new record of $1,156 billion, surpassing $855 billion on June 30, 2016 and the prior quarter’s ending record of $1,116 billion set on March 31, 2017.

Operating profit increased 19% to $119 million and the operating profit margin decreased 80 basis points to 64%. Adjusted operating profit increased 18% to $120 million and the adjusted operating profit margin decreased 90 basis points to 65%. Operating profit attributable to the Company increased 20% to $88 million. Adjusted operating profit attributable to the Company increased 19% to $89 million.

Unallocated Expense: Unallocated expense includes corporate center functions and certain non-allocated items such as excess real estate. Unallocated expense decreased 1% to $30 million. Adjusted unallocated expense decreased 10% to $30 million.

Provision for Income Taxes: The Company’s effective tax rates in the second quarter of 2017 and 2016 were 28.6% and 32.3%, respectively. The Company’s adjusted effective tax rate decreased to 28.9% in the second quarter of 2017 compared to 32.1% in the prior period due primarily to the resolution of tax audits.

Balance Sheet and Cash Flow: Cash and cash equivalents at the end of the second quarter were $2.4 billion, of which approximately $1.9 billion was held outside the United States. In the first six months of 2017, cash provided by operating activities was $674 million, cash used for investing activities was $124 million, and cash used for financing activities was $618 million. Free cash flow was $564 million, an increase of $17 million from the same period in 2016 primarily due to increased net income. Free cash flow, excluding the tax on the gain from divestitures and the payment of legal settlements, was $635 million.

Outlook: The Company is increasing its EPS guidance. On a GAAP basis, diluted EPS was expected to be a range of $5.72 to $5.92 and is increased to a range of $5.83 to $5.98. Adjusted diluted EPS was expected to be a range of $6.00 to $6.20 and has been increased to a range of $6.15 to $6.30.

Comparison of Adjusted Information to U.S. GAAP Information: The Company reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”). The Company also refers to and presents certain additional non-GAAP financial measures, within the meaning of Regulation G under the Securities Exchange Act of 1934. These measures are: adjusted diluted earnings per share, adjusted net income, adjusted operating profit and margin, adjusted unallocated expense, adjusted effective tax rates, adjusted diluted EPS guidance, free cash flow and free cash flow excluding certain items. The Company has included reconciliations of these non-GAAP financial measures to the most directly comparable financial measure calculated in accordance with GAAP on Exhibits 5, 8 and 9. The Company’s non-GAAP measures include adjustments that reflect how management views our businesses. The Company believes these non-GAAP financial measures provide useful supplemental information that, in the case of non-GAAP financial measures other than free cash flow and free cash flow excluding certain items, enables investors to better compare the Company’s performance across periods, and management also uses these measures internally to assess the operating performance of its business, to assess performance for employee compensation purposes and to decide how to allocate resources. The Company believes that the presentation of free cash flow and free cash flow excluding certain items allows our investors to evaluate the cash generated from our underlying operations in a manner similar to the method used by management and that such measures are useful in evaluating the cash available to us to prepay debt, make strategic acquisitions and investments, and repurchase stock. However, investors should not consider any of these non-GAAP measures in isolation from, or as a substitute for, the financial information that the Company reports.

Conference Call/Webcast Details: The Company’s senior management will review the second quarter 2017 earnings results on a conference call scheduled for today, July 27, at 8:30 a.m. ET. Additional information presented on the conference call may be made available on the Company’s Investor Relations Website at http://investor.spglobal.com.

The Webcast will be available live and in replay at http://investor.spglobal.com/CustomPage/Index?KeyGenPage=1073751596&event=1073749365. (Please copy and paste URL into Web browser.)

Telephone access is available. U.S. participants may call (888) 391-6568; international participants may call +1 (415) 228-4733 (long distance charges will apply). The passcode is “S&P Global” and the conference leader is Douglas Peterson. A recorded telephone replay will be available approximately two hours after the meeting concludes and will remain available until August 27, 2017. U.S. participants may call (800) 871-1320; international participants may call +1 (402) 280-1688 (long distance charges will apply). No passcode is required.

Forward-Looking Statements: This press release contains “forward-looking statements,” as defined in the Private Securities Litigation Reform Act of 1995. These statements, which express management’s current views concerning future events, trends, contingencies or results, appear at various places in this report and use words like “anticipate,” “assume,” “believe,” “continue,” “estimate,” “expect,” “forecast,” “future,” “intend,” “plan,” “potential,” “predict,” “project,” “strategy,” “target” and similar terms, and future or conditional tense verbs like “could,” “may,” “might,” “should,” “will” and “would.” For example, management may use forward-looking statements when addressing topics such as: the outcome of contingencies; future actions by regulators; changes in the Company’s business strategies and methods of generating revenue; the development and performance of the Company’s services and products; the expected impact of acquisitions and dispositions; the Company’s effective tax rates; and the Company’s cost structure, dividend policy, cash flows or liquidity.

Forward-looking statements are subject to inherent risks and uncertainties. Factors that could cause actual results to differ materially from those expressed or implied in forward-looking statements include, among other things:

▪	worldwide economic, financial, political and regulatory conditions, including economic conditions and regulatory changes that may result from the United Kingdom’s likely exit from the European Union;

▪
the rapidly evolving regulatory environment, in the United States and abroad, affecting S&P Global Ratings, S&P Global Platts, S&P Dow Jones Indices, and S&P Global Market Intelligence, including new and amended regulations and the Company’s compliance therewith;

▪	our ability to make acquisitions and dispositions and successfully integrate the businesses we acquire;

▪	the outcome of litigation, government and regulatory proceedings, investigations and inquiries, and the outcome of any review by controlling tax authorities of the Company’s tax positions;

▪	the health of debt and equity markets, including credit quality and spreads, the level of liquidity and future debt issuances;

▪	the demand and market for credit ratings in and across the sectors and geographies where the Company operates;

▪	concerns in the marketplace affecting the Company’s credibility or otherwise affecting market perceptions of the integrity or utility of independent credit ratings;

▪
the effect of competitive products and pricing, including the level of success of new product developments and global expansion and the introduction of competing products or technologies by other companies;

▪	consolidation in the Company’s end-customer markets;

▪	the impact of cost-cutting pressures across the financial services industry;

▪	a decline in the demand for credit risk management tools by financial institutions;

▪	the level of merger and acquisition activity in the United States and abroad;

▪	the volatility of the energy marketplace;

▪	the health of the commodities markets;

▪	the impact of cost-cutting pressures and reduced trading in oil and other commodities markets;

▪	our ability to incentivize and retain key employees;

▪
the Company’s ability to maintain adequate physical, technical and administrative safeguards to protect the security of confidential information and data, and the potential of a system or network disruption that results in regulatory penalties, remedial costs or improper disclosure of confidential information or data;

▪
the Company’s ability to successfully recover should it experience a disaster or other business continuity problem from a hurricane, flood, earthquake, terrorist attack, pandemic, security breach, cyber-attack, power loss, telecommunications failure or other natural or man-made event;

▪	changes in applicable tax or accounting requirements;

▪	the level of the Company’s future cash flows and capital investments;

▪	the impact on the Company’s revenue and net income caused by fluctuations in foreign currency exchange rates; and

▪
the Company’s exposure to potential criminal sanctions or civil penalties if it fails to comply with foreign and U.S. laws and regulations that are applicable in the domestic and international jurisdictions in which it operates, including sanctions laws relating to countries such as Iran, Russia, Sudan and Syria, anti-corruption laws such as the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act of 2010, and local laws prohibiting corrupt payments to government officials, as well as import and export restrictions.

The factors noted above are not exhaustive. The Company and its subsidiaries operate in a dynamic business environment in which new risks emerge frequently. Accordingly, the Company cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the dates on which they are made. The Company undertakes no obligation to update or revise any forward-looking statement to reflect events or circumstances arising after the date on which it is made, except as required by applicable law. Further information about the Company’s businesses, including information about factors that could materially affect its results of operations and financial condition, is contained in the

Company’s filings with the SEC, including the “Risk Factors” section in the Company’s most recently filed Annual Report on Form 10-K.

About S&P Global
S&P Global is a leading provider of transparent and independent ratings, benchmarks, analytics and data to the capital and commodity markets worldwide. The Company’s divisions include S&P Global Ratings, S&P Global Market Intelligence, S&P Dow Jones Indices and S&P Global Platts. S&P Global has approximately 20,000 employees in 31 countries. For more information visit www.spglobal.com.

Investor Relations: http://investor.spglobal.com

Get news direct via RSS:
http://investor.spglobal.com/RSS-Feeds/Index?keyGenPage=1073751617

Contact:
Investor Relations:
Chip Merritt
Vice President, Investor Relations
(212) 438-4321 (office)
chip.merritt@spglobal.com

News Media:
Jason Feuchtwanger
Director, Corporate Media Relations
(212) 438-1247 (office)
jason.feuchtwanger@spglobal.com

Exhibit 1

S&P Global
Condensed Consolidated Statements of Income
Three and six months ended June 30, 2017 and 2016
(dollars in millions, except per share data)

(unaudited)	Three Months			Six Months
	2017	2016	% Change	2017	2016	% Change

Revenue	$1,509	$1,482	2%	$2,962	$2,823	5%
Expenses	832	831	—%	1,638	1,660	(1)%
Operating profit	677	651	4%	1,324	1,163	14%
Interest expense, net	37	42	(13)%	74	83	(11)%
Income before taxes on income	640	609	5%	1,250	1,080	16%
Provision for taxes on income	183	197	(7)%	363	345	5%
Net income	457	412	11%	887	735	21%
Less: net income attributable to noncontrolling interests	(36)	(29)	22%	(67)	(58)	16%
Net income attributable to S&P Global Inc.	$421	$383	10%	$820	$677	21%

Earnings per share attributable to S&P Global Inc. common shareholders:
Net income:
Basic	$1.63	$1.45	13%	$3.18	$2.56	24%
Diluted	$1.62	$1.44	13%	$3.15	$2.54	24%

Weighted-average number of common shares outstanding:
Basic	257.3	264.5		257.7	264.7
Diluted	259.9	266.7		260.4	267.0

Actual shares outstanding at period end				257.0	263.9

Note - % change in the tables throughout the exhibits are calculated off of the actual number, not the rounded number presented.

Exhibit 2

S&P Global
Condensed Consolidated Balance Sheets
June 30, 2017 and December 31, 2016
(dollars in millions)

(unaudited)	June 30,	December 31,
	2017	2016

Assets:
Cash and cash equivalents	$2,384	$2,392
Other current assets	1,339	1,279
Total current assets	3,723	3,671
Property and equipment, net	264	271
Goodwill and other intangible assets, net	4,424	4,455
Other non-current assets	380	272
Total assets	$8,791	$8,669

Liabilities and Equity:
Unearned revenue	$1,502	$1,509
Other current liabilities	860	1,102
Long-term debt	3,566	3,564
Pension, other postretirement benefits and other non-current liabilities	683	713
Total liabilities	6,611	6,888
Redeemable noncontrolling interest	1,107	1,080
Total equity	1,073	701
Total liabilities and equity	$8,791	$8,669

Exhibit 3

S&P Global
Condensed Consolidated Statements of Cash Flows
Six months ended June 30, 2017 and 2016
(dollars in millions)

(unaudited)	2017	2016

Operating Activities:
Net income	$887	$735
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation	39	40
Amortization of intangibles	49	47
Stock-based compensation	41	34
Other	39	51
Accrued legal settlements	(4)	(108)
Net changes in other operating assets and liabilities	(377)	(159)
Cash provided by operating activities	674	640

Investing Activities:
Capital expenditures	(56)	(36)
Acquisitions, net of cash acquired	(70)	(52)
Proceeds from dispositions	2	—
Cash used for investing activities	(124)	(88)

Financing Activities:
Additions to short-term debt, net	—	166
Dividends paid to shareholders	(212)	(191)
Distributions to noncontrolling interest holders	(54)	(57)
Repurchase of treasury shares	(346)	(373)
Exercise of stock options and employee withholding tax on share-based payments	(6)	15
Cash used for financing activities	(618)	(440)
Effect of exchange rate changes on cash	60	(26)
Net change in cash and cash equivalents	(8)	86
Cash and cash equivalents at beginning of period	2,392	1,481
Cash and cash equivalents at end of period	$2,384	$1,567

Exhibit 4

S&P Global
Operating Results
Three and six months ended June 30, 2017 and 2016
(dollars in millions)

(unaudited)	Three Months			Six Months
	Revenue			Revenue

	2017	2016	% Change	2017	2016	% Change

Ratings	$747	$682	10%	$1,461	$1,234	18%
Market and Commodities Intelligence	606	671	(10)%	1,199	1,333	(10)%
S&P Dow Jones Indices	184	153	20%	355	304	17%
Intersegment Elimination	(28)	(24)	(14)%	(53)	(48)	(10)%
Total revenue	$1,509	$1,482	2%	$2,962	$2,823	5%

	Expenses			Expenses

	2017	2016	% Change	2017	2016	% Change

Ratings (a)	$350	$286	22%	$688	$576	19%
Market and Commodities Intelligence (b)	415	485	(15)%	821	964	(15)%
S&P Dow Jones Indices (c)	65	53	23%	122	104	18%
Intersegment Elimination	(28)	(24)	(14)%	(53)	(48)	(10)%
Total expenses	$802	$800	—%	$1,578	$1,596	(1)%

	Operating Profit			Operating Profit

	2017	2016	% Change	2017	2016	% Change

Ratings (a)	$397	$396	—%	$773	$658	17%
Market and Commodities Intelligence (b)	191	186	3%	378	369	2%
S&P Dow Jones Indices (c)	119	100	19%	233	200	16%
Total operating segments	707	682	4%	1,384	1,227	13%
Unallocated expense (d)	(30)	(31)	(1)%	(60)	(64)	(7)%
Total operating profit	$677	$651	4%	$1,324	$1,163	14%

(a)
The six months ended June 30, 2017 includes legal settlement expenses of $2 million. The three and six months ended June 30, 2016 includes a benefit related to net legal settlement insurance recoveries of $34 million and $46 million, respectively, and employee severance charges of $6 million. Additionally, amortization of intangibles from acquisitions of $1 million is included for the three months ended June 30, 2017 and 2016 and $2 million and $3 million for the six months ended June 30, 2017 and 2016.

(b)
The three and six months ended June 30, 2017 includes a charge to exit a leased facility of $6 million, employee severance charges of $5 million and an asset write-off of $2 million. The six months ended June 30, 2017 includes non-cash acquisition and disposition-related adjustments of $15 million. The three and six months ended June 30, 2016 includes disposition-related costs of $10 million and $12 million, respectively, and the six months ended June 30, 2016 includes a technology-related impairment charge of $24 million. Additionally, amortization of intangibles from acquisitions of $23 million and $21 million are included for the three months ended June 30, 2017 and 2016, respectively, and $44 million and $41 million for the six months ended June 30, 2017 and 2016, respectively.

(c)	Amortization of intangibles from acquisitions of $1 million is included for the three months ended June 30, 2017 and 2016 and of $3 million for the six months ended June 30, 2017 and 2016.

(d)	The three and six months ended June 30, 2016 includes $3 million from a disposition-related reserve release.

Exhibit 5

S&P Global
Operating Results - Reported vs. Adjusted
Non-GAAP Financial Information
Three and six months ended June 30, 2017 and 2016
(dollars in millions, except per share amounts)

Adjusted Operating Profit

(unaudited)		Three Months			Six Months
		2017	2016	% Change	2017	2016	% Change

Ratings	Operating Profit	$397	$396	—%	$773	$658	17%
	Non-GAAP Adjustments (a)	—	(29)		2	(40)
	Deal-Related Amortization	1	1		2	3
	Adjusted Operating Profit	$398	$369	8%	$777	$621	25%

Market and Commodities Intelligence	Operating Profit	$191	$186	3%	$378	$369	2%
	Non-GAAP Adjustments (b)	13	10		28	36
	Deal-Related Amortization	23	21		44	41
	Adjusted Operating Profit	$227	$216	5%	$450	$446	1%

S&P Dow Jones Indices	Operating Profit	$119	$100	19%	$233	$200	16%
	Deal-Related Amortization	1	1		3	3
	Adjusted Operating Profit	$120	$101	18%	$236	$203	16%

Total Segments	Operating Profit	$707	$682	4%	$1,384	$1,227	13%
	Non-GAAP Adjustments (a) (b)	13	(19)		30	(4)
	Deal-Related Amortization	25	23		49	47
	Adjusted Segment Operating Profit	$745	$686	9%	$1,463	$1,270	15%

Unallocated Expense	Unallocated Expense	$(30)	$(31)	(1)%	$(60)	$(64)	(7)%
	Non-GAAP Adjustments (c)	—	(3)		—	(3)
	Adjusted Unallocated Expense	$(30)	$(34)	(10)%	$(60)	$(67)	(11)%

Total SPGI	Operating Profit	$677	$651	4%	$1,324	$1,163	14%
	Non-GAAP Adjustments (a) (b) (c)	13	(22)		30	(7)
	Deal-Related Amortization	25	23		49	47
	Adjusted Operating Profit	$715	$652	10%	$1,403	$1,203	17%

Adjusted Provision for Income Taxes

(unaudited)	Three Months			Six Months
	2017	2016	% Change	2017	2016	% Change

Provision for Income Taxes	$183	$197	(7)%	$363	$345	5%
Non-GAAP Adjustments (a) (b) (c)	5	(9)		14	(4)
Deal-Related Amortization	8	8		17	16
Adjusted Provision for Income Taxes	$196	$196	—%	$394	$357	10%

Exhibit 5

Adjusted Net Income attributable to SPGI and Adjusted Diluted EPS

(unaudited)	2017		2016		% Change
	Net Income attributable to SPGI	Diluted EPS	Net Income attributable to SPGI	Diluted EPS	Net Income attributable to SPGI	Diluted EPS

	Three Months
As Reported	$421	$1.62	$383	$1.44	10%	13%
Non-GAAP Adjustments (a) (b)	9	0.03	(13)	(0.05)
Deal-Related Amortization	16	0.06	15	0.06
Adjusted	$446	$1.72	$385	$1.44	16%	19%

	Six Months
As Reported	$820	$3.15	$677	$2.54	21%	24%
Non-GAAP Adjustments (a) (b) (c)	17	0.07	(3)	(0.01)
Deal-Related Amortization	31	0.12	31	0.11
Adjusted	$868	$3.33	$705	$2.64	23%	26%

Note - Totals presented may not sum due to rounding
Note - Adjusted operating margin for Ratings, Market and Commodities Intelligence and S&P Dow Jones Indices was 53%, 37% and 65% for the three months ended June 30, 2017. Adjusted operating margin for the Company was 47% for the three months ended June 30, 2017. Adjusted operating margin for Ratings, Market and Commodities Intelligence and S&P Dow Jones Indices was 53%, 38% and 66% for the six months ended June 30, 2017. Adjusted operating margin for the Company was 47% for the six months ended June 30, 2017.

(a)
The six months ended June 30, 2017 includes legal settlement expenses of $2 million ($1 million after-tax). The three and six months ended June 30, 2016 includes a benefit related to net legal settlement insurance recoveries of $34 million ($21 million after-tax) and $46 million ($28 million after-tax), respectively, and employee severance charges of $6 million ($4 million after-tax).

(b)
The three and six months ended June 30, 2017 includes a charge to exit a leased facility of $6 million ($3 million after-tax), employee severance charges of $5 million ($4 million after-tax) and an asset write-off of $2 million ($1 million after-tax). The six months ended June 30, 2017 includes non-cash acquisition and disposition-related adjustments of $15 million ($7 million after-tax). The three and six months ended June 30, 2016 includes disposition-related costs of $10 million ($6 million after-tax) and $12 million ($7 million after-tax), respectively, and the six months ended June 30, 2016 includes a technology-related impairment charge of $24 million ($16 million after-tax).

(c)	The three and six months ended June 30, 2016 includes $3 million ($2 million after-tax) from a disposition-related reserve release.

Exhibit 6

S&P Global
Revenue by Type
Three and six months ended June 30, 2017 and 2016
(dollars in millions)

(unaudited)	Subscription / Non-Transaction			Asset Linked Fees			Non-Subscription / Transaction
	2017	2016	% Change	2017	2016	% Change	2017	2016	% Change

	Three Months
Ratings (a)	$353	$339	4%	$—	$—	N/M	$394	$343	15%
Market and Commodities Intelligence (b)	547	557	(2)%	—	—	N/M	59	114	(48)%
S&P Dow Jones Indices (c)	37	32	16%	114	92	24%	33	29	12%
Intersegment elimination	(28)	(24)	(14)%	—	—	N/M	—	—	N/M
Total revenue	$909	$904	1%	$114	$92	24%	$486	$486	—%

	Six Months
Ratings (a)	$694	$666	4%	$—	$—	N/M	$767	$568	35%
Market and Commodities Intelligence (b)	1,087	1,105	(2)%	—	—	N/M	112	228	(51)%
S&P Dow Jones Indices (c)	68	62	10%	222	178	25%	65	64	1%
Intersegment elimination	(53)	(48)	(10)%	—	—	N/M	—	—	N/M
Total revenue	$1,796	$1,785	1%	$222	$178	25%	$944	$860	10%

N/M - not meaningful

(a)
Non-transaction revenue is primarily related to annual fees for frequent issuer programs and surveillance, while transaction revenue is related to ratings of publicly-issued debt, bank loan ratings and corporate credit estimates. Non-transaction revenue also includes an intersegment revenue elimination, which mainly consists of the royalty of $25 million and $49 million for the three and six months ended June 30, 2017, respectively, and $22 million and $44 million for the three and six months ended June 30, 2016, respectively, charged to Market and Commodities Intelligence for the rights to use and distribute content and data developed by Ratings.

(b)
Subscription revenue is related to credit ratings-related information products, S&P Capital IQ and SNL Desktop products, investment research products and other data subscriptions, real-time news, market data, and price assessments, along with other information products. Non-subscription revenue is related to certain advisory, pricing and analytical services, licensing of its proprietary market price data and price assessments to commodity exchanges, conference sponsorship, consulting engagements and events. On September 7, 2016, we completed the sale of J.D. Power with the results included in Market and Commodities Intelligence results through that date.

(c)
Subscription revenue is related to data subscriptions, which support index fund management, portfolio analytics and research, while asset linked fees primarily relate to fees based on assets underlying exchange-traded funds, mutual funds and insurance products. Transaction revenue relates to trading based fees from exchange-traded derivatives.

Exhibit 7

S&P Global
Revenue by Geographic Area
Three and six months ended June 30, 2017 and 2016
(dollars in millions)

(unaudited)	U.S.			International
	2017	2016	% Change	2017	2016	% Change

	Three Months
Ratings	$432	$398	9%	$315	$284	11%
Market and Commodities Intelligence	353	397	(11)%	253	274	(8)%
S&P Dow Jones Indices	151	128	18%	33	25	32%
Intersegment elimination	(14)	(13)	(13)%	(14)	(11)	(15)%
Total revenue	$922	$910	1%	$587	$572	3%

	Six Months
Ratings	$851	$727	17%	$610	$507	20%
Market and Commodities Intelligence	696	794	(12)%	503	539	(7)%
S&P Dow Jones Indices	293	253	16%	62	51	22%
Intersegment elimination	(27)	(24)	(9)%	(26)	(24)	(12)%
Total revenue	$1,813	$1,750	4%	$1,149	$1,073	7%

Exhibit 8

S&P Global
Non-GAAP Financial Information
Three and six months ended June 30, 2017 and 2016
(dollars in millions)
 Computation of Free Cash Flow and Free Cash Flow Excluding Certain Items

(unaudited)	Six Months
	2017	2016
Cash provided by operating activities	$674	$640
Capital expenditures	(56)	(36)
Distributions to noncontrolling interest holders	(54)	(57)
Free cash flow	$564	$547
Tax on gain from sale of SPSE and CMA	67	—
Payment of legal settlements	4	108
Legal settlement insurance recoveries	—	(52)
Tax benefit from legal settlements	—	(21)
Free cash flow excluding certain items	$635	$582

 S&P Global Organic Revenue

(unaudited)	Three Months			Six Months
	2017	2016	% Change	2017	2016	% Change
Total revenue	$1,509	$1,482	2%	$2,962	$2,823	5%
Market and Commodities Intelligence acquisitions, divestitures and product closures	(11)	(118)		(22)	(236)
S&P Dow Jones Indices acquisition	(1)	—		(2)	—
Total adjusted revenue	$1,497	$1,364	10%	$2,938	$2,587	14%

Organic revenue constant currency basis	$1,504	$1,364	10%	$2,954	$2,587	14%

Market and Commodities Intelligence Organic Revenue

(unaudited)	Three Months			Six Months
	2017	2016	% Change	2017	2016	% Change
Market and Commodities Intelligence revenue	$606	$671	(10)%	$1,199	$1,333	(10)%
Acquisitions, divestitures and product closures	(11)	(118)		(22)	(236)
Adjusted Market and Commodities Intelligence revenue	$595	$553	8%	$1,177	$1,097	7%

(unaudited)	Three Months			Six Months
	2017	2016	% Change	2017	2016	% Change
Market Intelligence revenue	$414	$416	(1)%	$816	$824	(1)%
Divestitures and product closures	—	(37)		—	(75)
Adjusted Market Intelligence revenue	$414	$379	9%	$816	$749	9%

Platts revenue	$192	$175	10%	$383	$349	10%
Acquisitions	(11)	(1)		(22)	(1)
Adjusted Platts revenue	$181	$174	4%	$361	$348	4%

Adjusted Market and Commodities Intelligence revenue	$595	$553	8%	$1,177	$1,097	7%

Exhibit 8

S&P Dow Jones Indices Organic Revenue

(unaudited)	Three Months			Six Months
	2017	2016	% Change	2017	2016	% Change
S&P Dow Jones Indices revenue	184	153	20%	355	304	17%
Acquisition	(1)	—		(2)	—
Adjusted S&P Dow Jones Indices revenue	$183	$153	19%	$353	$304	16%

Adjusted S&P Dow Jones Indices Net Operating Profit

(unaudited)	Three Months			Six Months
	2017	2016	% Change	2017	2016	% Change
Adjusted operating profit	$120	$101	18%	$236	$203	16%
Income attributable to noncontrolling interests	31	27		61	53
Adjusted Net Operating Profit	$89	$74	19%	$175	$150	16%

Exhibit 9

S&P Global
 Non-GAAP Guidance

Reconciliation of Non-GAAP Guidance

(unaudited)
	Low	High
GAAP Diluted EPS	$5.83	$5.98
Non-GAAP Adjustments	0.07	0.07
Deal-Related Amortization	0.25	0.25
Non-GAAP Diluted EPS	$6.15	$6.30